EXHIBIT 99.2

COLLABRX, INC.
FINANCIAL CONFERENCE CALL AND BUSINESS UPDATE

Tuesday, February 12, 2013
2:00 p.m. Pacific / 5:00 p.m. ET

Operator:  Good day, everyone.  And welcome to the CollabRx Third Quarter Fiscal 2013 Financial conference call and business update.  Today’s call is being recorded.

At this time, I would like to turn the call over to Ms. Luisa Fonseca, CollabRx’ Corporate Controller.  Please go ahead, Ms. Fonseca.

Luisa:  Thank you.  Good afternoon and welcome to CollabRx’ Investor conference call for the third quarter of fiscal 2013 which ended December 31, 2012.

Before I review the financial results for the quarter, I have two housekeeping items:

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Please note that a recording of this conference call will be made available two hours after the completion of the call, and it will be available for one year via the web, using the link referenced in the Company’s logistics announcement of Feb. 5, the financial results press release of today, as well as on the Company’s website.

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Please also note the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call.  Except for historical information, matters discussed on this call are forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.  Actual operations and financial results may differ materially from the Company’s expectations as a result of these factors or unanticipated events.  Specifically, we refer you to the risks and uncertainties as set-forth in the Company’s periodic filings with the Securities & Exchange Commission.

Financial Highlights
This quarter our total Revenue was just $25 thousand, with a Gross Profit of $7 thousand, compared to $38 thousand in both categories during the same quarter last year.  Operating Expenses were $1.27 million during the quarter.  Of this $1.27 million, about $260 thousand was associated with non-cash items, including $195 thousand of stock compensation expense and about $48 thousand of depreciation and amortization expense.  The Net Loss from both discontinued and Continuing Operations was $1.15 million, or 61 cents per share, compared to a Net Profit of $2.27 million in the same quarter last year or $1.35 cents profit per share.  The profit in the same quarter last year reflected the sale of Tegal’s legacy Intellectual Property assets.

We ended the December quarter with $5.1 million in Cash, a decline of $1 million from the prior quarter and approximately $3 million from March 31, 2012, which was the end of our last fiscal year.  The significant liabilities on our balance sheet include a promissory note due back to the sellers in the amount of $500 thousand, a deferred tax liability of $612 thousand that will be written off over time with elements of the intangibles that we acquired from CollabRx, and
$261 thousand of accrued liabilities, which include expenses for outside services, accounting, legal and vacation and payroll.

CollabRx Total Shares outstanding are just under 2 million and fully-diluted are approximately 2.6 million.  For exact numbers, please see our filings with the SEC.

At this time, I would like to turn the call over to Mr. Thomas Mika, CollabRx President and CEO. Please go ahead, Tom.

Tom:  Thank you, Luisa and good afternoon, and welcome to CollabRx’s first ever Investor conference call.  It has been four years to the day since the last conference call that I did under our company’s former name, Tegal Corporation, and needless to say, we have been through some important changes since that time.  With this call, I will try to bring things into focus for our legacy Tegal shareholders as well as for all the new shareholders who have joined us since the acquisition of CollabRx.   I am pleased to have with me on this call both Luisa Fonseca, our Corporate Controller, and Gavin Gordon, Head of Business Development and Alliances. They will both be available for the Q and A period at the end of my remarks.

As you know, CollabRx began trading on Nasdaq under the symbol CLRX, on September 27, 2012 – just two trading days before the beginning of the quarter we are reporting today.  During the December quarter we were still very much a development-stage company.  We do not believe that December quarter is reflective of CollabRx going forward, nor for that matter, is our current quarter.

I would like to take a few moments to describe what we have been doing since Tegal’s last investor conference call 4 years ago.  Beginning in about December, 2008, Tegal experienced a sharp decline in revenues, resulting from the global financial crisis and the collapse of the semiconductor capital equipment market. In addition to a period of severe consolidation and cost-cutting, we initiated a series of transactions from 2010 to 2012 in which we sold the majority of our operating assets and our patent portfolio to different parties.  During the same time period, we evaluated a number of strategic alternatives, including the sale of the Company’s remaining assets, or the liquidation of the Company.  We also evaluated a number of mergers or acquisitions involving other diversified technology-based companies.  We reviewed over 15 opportunities, conducted extensive diligence with respect to 9 companies and entered into negotiations with 7 companies.  After three years of engagement in asset sales and due diligence, we emerged from this process with three key assets:  some cash, our NASDAQ listing, and approximately $150 million of Net Operating Loss Carry-forwards.  Those last two assets – the NASDAQ listing and the NOL’s had extraordinary value – but would have been rendered worthless in a liquidation.  Our best option was to acquire a promising company in which a limited amount of cash would be sufficient to achieve a viable scale.  We made initial investments in Sequel Power and NanoVibronix, both in anticipation of mergers, which we decided against following additional due diligence. Finally, in July of 2012, we completed the acquisition of CollabRx.  We changed our name to CollabRx and our ticker to CLRX following approval by our stockholders on September 27, 2012.    The acquisition of CollabRx fulfilled our Board’s most important acquisition criteria, and gave us a substantial opportunity for a favorable outcome for all of our stockholders.  I would like to thank the board of directors for their commitment and perseverance throughout this period.

Regarding our financials, there are two points to make.  First, December should be the last quarter of no significant revenue recognized in connection with CollabRx.  Second, our current cash needs for operating expenses will continue to be in the range of $750 thousand to $1 million per quarter, offset by revenues.  On the revenue side, starting this quarter, we expect to begin to recognize revenue related to our agreement with Life Technologies for software development. Later this calendar year or early in 2014, we expect to see recurring revenue related to the roll-out of our interpretive reporting product along with Life’s own introduction of a series of molecular diagnostic products.  On the expense side, we expect opex to be materially offset by revenue both from current agreements and new ones that we expect to sign during the calendar year.  I am not able today to predict how soon we will be at or above cash break-even.  However, the completion one or more agreements in our growing new-business pipeline could get us there.  As we enter our commercialization phase and we demonstrate revenue growth over these next few quarters, we expect to have clearer near-term visibility on our business.  Once we get that visibility, we will try to provide additional guidance.

It is important for me to get across to our shareholders three key points: 1) CollabRx is just entering our commercialization phase; 2) We are entering a market that itself is just newly emergent, but with explosive growth potential; and 3) CollabRx is a technology and content provider with a unique value proposition in this market and a first-mover advantage.

[We realize that it is difficult for traditional microcap investors and analysts to model our potential recurring revenue growth, due to the emergent character of this market and the fact that we are now just entering it.  However, we believe that knowledgeable investors, especially those with life science experience are in a better prepared to appreciate our position and value proposition.  We are years ahead of several comparable private or venture-backed companies in our space – and we believe strongly that, on a relative basis, we are severely undervalued as a publicly traded company.  We also believe that this is temporary.  Being a Nasdaq-listed company gives us important advantages in corporate development.  There are numerous interesting companies in spaces adjacent to ours with complementary approaches or capabilities, and virtually all of them privately owned or funded.  We have the ability to raise capital if we need it, and to provide liquidity to private company shareholders in any mergers or acquisitions.  As our target investors come into better focus, I expect that our public investors will come to appreciate our inherent value.  Our widely distributed, but relatively small float represent an important near-term advantage to investors in the stock market today.]

[The end-user markets in which CollabRx operates represent the future of medicine and health – it is personalized medicine, genomic-based medicine, big data, targeted therapies, physician / patient engagement, web and mobile apps - all the elements leading to what Eric Topol describes as the creative destruction of medicine, as outlined in his book of the same title.   CollabRx is a central player in this market, as evidenced by several recent validation points, and have enormous potential for rapid growth and profitability.]

So, what does CollabRx do?  CollabRx has pioneered the development of a scalable platform and process to provide current, actionable, easily accessible, and highly credible knowledge at the point of care to aid physicians in developing a cancer treatment plan based on tumor molecular profiles.

So, how is CollabRx unique?  Let’s start with our Mission, which is to organize the world’s knowledge in molecular medicine and to make it universally useful and accessible.  This is a disruptive proposition, because much of this information, particularly in cancer treatment, is known only to the top researchers and clinicians in the field at the major cancer centers.  The industry accepted standard timeframe for this knowledge to move into the community setting is 5-10 years.  Unfortunately, most cancer patients, some75% to 80%, are treated in the community setting.  Today, knowledge of molecular medicine is very far from being universally useful and accessible.  We seek to change that, and have done so with our first products, our Therapy Finder Apps, that cover as many as 80% of cancer patients in the US.  Easy to use, personalized, up-to-date, timely and relevant information for docs and patients.

As a leading provider of clinical decision support systems in oncology, and we have developed an approach and a set of key assets since 2008:

First, we have a comprehensive knowledgebase that inter-relates biomarkers, drugs, diagnostic tests, clinical trials and patient data that is routinely and frequently updated;

Second, we have developed a set of software tools and systems that automate the aggregation, curation and updating of the knowledgebase, making our system scalable as the size of the market and the scope of our business increase;

and Third, we have a method for ensuring an independent, expert-based validation of the clinically actionable information and treatment guidelines provided to our users.

CollabRx is a first-mover in the interpretive analytics and clinical decision support segment of the healthcare Big Data market.  We provide easily accessible and contextualized knowledge to physicians at the point of care to inform treatment planning.  Today, the data that is available regarding cancer research and treatment in the US is immense.  There are over 500 new drugs in development, 10,000 clinical trials and 100,000 plus peer-reviewed papers published annually, all related to cancer.  Over the past 10 years there has been a rapid decline in the cost of genetic sequencing, which has led to an increasing number of sequencing devices being purchased by medical institutions and labs around the world.  Those sequencing devices are supplied primarily by Illumina, Life Technologies and Roche.  As a result of all of this, we are about to witness an explosion of genetic data that, when paired with patient clinical data, results in a dataset of unprecedented size, scope and complexity.

[Companies are being formed to store and manage this data, but clinical interpretation remains an unmet need that CollabRx is uniquely positioned to address today.  We shouldn’t wait for the largest companies that serve this market to introduce their next “module” in their hospital IT systems, or for the researchers to “boil the ocean” looking for the exact right answer based on some black box algorithm.  While we appreciate IBM’s Watson for making the Big Data space in medicine part of the news headlines, we would like to remind everyone that it did not know that Toronto was a city in Canada during the Jeopardy competition, and that most of the time Watson is scheduling airplane engine maintenance.  CollabRx, in contrast, is focused exclusively on an actionable knowledgebase for physicians and patients.  Seriously, we can make a real difference today in the treatment of cancer patients using the principles of Big Data analysis, but leveraging the way medicine is practiced today, with independent input from some of the Nation’s leading clinicians and researchers.]

CollabRx is focused on “clinically actionable” biomarkers, meaning that if a biomarker or a combination of biomarkers is present or not present, your physician may be guided to choosing a different test or a different therapeutic option to treat your cancer.  In essence, clinically actionable means “having the potential to change the practice of medicine in the present.”  If it’s not actionable, then typically, it is beyond our consideration.  Because we are providing information to doctors for their testing and treatment decisions, we believe that the information that we provide should be based on scientific and medical evidence in the public domain and that the evidence and the information we supply should be reviewed continuously by top physicians in the country.  To this end, CollabRx, under the leadership of our esteemed Editor-in-Chief, Dr. George Lundberg, eminent pathologist and former Editor-in-Chief of the Journal of the American Medical Association, has established a network of some 75 independent experts that vet the content in our Therapy Finder products.  In addition, we have formalized agreements early in our history with the two leading professional organizations in the country among doctors working in the field – the American Association of Clinical Oncologists and the College of American Pathologists.

Importantly, we are “agnostic” with respect to any specific test.  We are an information company, not a diagnostic company.  This is an important distinction – and it’s important to our strategy.  The testing for genetic aberrations in tumors is associated with an unprecedented amount of data already, and the amount of data available from Next Generation Sequencing platforms, especially, is expected to explode as the cost for genetic sequencing declines in the near term to $1,000 – the price point at which most industry observers believe genetic testing will become ubiquitous.  Added complexity comes from pharma and biotech using these genetic profiles to develop therapies that are “targeted” to individual and combinations of genetic aberrations.  For example, the Roche/Genetech drug Zelboraf and the Pfizer drug Xalkori.

As the testing market moves from single gene or single marker tests, for which no complex interpretation is needed, to panels looking for literally hundreds of biomarkers – and, eventually,  whole genome testing -- the possible combinations of clinically actionable markers increases exponentially.  This is where the intervention of bioinformatics, supported by clinical experts, becomes more valuable than even the test itself.  Valuable to the physician to provide the best possible patient care.  Valuable to the patient to have the best possible clinical outcome.  Valuable to pharma/biotech companies to identify patients for clinical trials to support translational research to drive the science and medicine forward.  Valuable to diagnostic companies and labs to inform test ordering and interpretation.  And valuable to payers as we move from managed care to a value-based care system that emphasizes cost-effectiveness and evidence-based medicine.

Since acquiring CollabRx in July of last year, we have accomplished two important milestones by establishing key customers in each of the two primary user/market segments of clinical decision support:

First, with our inclusion in the Oncology Next portion of MedPage Today, a property of Everyday Health.  Our Lung Cancer Therapy Finder App is available to  about 96% of all US oncologists.  Judging by a focus group assembled by MedPage Today, the response by oncologists to our app is extremely positive.  In addition to our Lung Cancer Therapy Finder, we have released versions for Colorectal Cancer and Melanoma.  We have versions for Breast and Prostate Cancer currently under development and have recruited independent expert advisors for other major cancers.

Second, we signed a multi-year agreement with Life Technologies to inform it’s Medical Science Division’s global cancer diagnostic products and to support its Laboratory Developed Test  services business.  With this we add to the oncologist user segment the strategically important segment consisting of pathologists and their laboratories.

Building on these validation points and assets, we are now engaged in four major activities:

One - Establishing a network of physician and patient users through strategic partnerships to build brand recognition and familiarity with our products.  This includes established companies or physician networks already reaching large numbers of our targeted physician users, both oncologists and pathologists;

Two - Completing commercial agreements with large players to build our product portfolio and revenue base.  This includes companies in On-line Media, Payers, Commercial Laboratories and Pharma;

Three -   Establishing partnerships with service providers or companies with complementary capabilities (for example, big data analytics or companies with positions in established workflows in the lab or with doctors in clinics); and

Four – Planning for a program of accelerated growth through mergers and acquisitions.

Because our current strategy is to distribute our products and capabilities through established players in key market segments, we are at present once removed from end-users.  This is a classic channel strategy designed to maximize our market share.  For this reason, the strategic alliances that we form and subsequently announce over the course of the next few quarters will be far more important to our ultimate success than our actual near-term revenue.  So, I suggest that these are the milestones you should be tracking:  CollabRx agreements with market-leading companies in at least two of the five major sectors we are focused on:  payers, pharma, physician networks, cancer centers and laboratories.  As we build those relationships, we expect our revenue to follow in parallel.  And, because of our scalability, we should be able to take on these activities with relatively little change in headcount and expense levels.

Speaking of revenue, we utilize multiple business models, but with a strong emphasis on being paid for products or as Software as a Service.  Our agreements with on-line media companies are based on a licensing business model, including advertising revenue sharing.  However, for these products, we believe that other groups of industry participants outside of the on-line media companies are interested in sponsoring the development and distribution of our Therapy Finders, including foundations, life science companies and payers.  These apps help physicians and patients alike, and promote patient – physician engagement.  While we offer these apps free of charge through our own website, we do not yet have the resources to distribute them to targeted patient groups, but many of the larger companies in the industry do have the resources. We believe that a collaborative relationship with them is in all of our best interests, and in the interests of patients.  Within the laboratory segment, we also rely on a subscription or a SAAS model, with additional support for customization and additional per report fees.  For life sciences companies, we expect to provide stock data analyses as products, along with a small amount of consulting, though this is not currently our focus.

Over time, we believe we can establish a demonstrable trajectory to becoming a technology, content and market leader in the data analytics space in health care, covering a breadth of disease states in genomic medicine, with a depth of analytic and data management capabilities.

Executing on all of this is a truly extraordinary team.  The credentials, brainpower and execution ability of this team really struck me when I was considering the acquisition of CollabRx.  Let me give you a brief overview of the quality of professionals in this company.

I mentioned George Lundberg earlier.  It’s not often you can get the former Editor of the Journal of the American Medical Association to organize our expert network.  One of the most widely recognized and respected figures in our industry, George actually has too many credentials and honors to list in the time we have allotted for this call.  But to give you an idea, George heads the Lundberg Institute and is a Consulting Professor at Stanford.  He headed the American Society of Clinical Pathologists, was Professor of Pathology and Associate Director of Laboratories at the Los Angeles County/USC Medical Center and was Chair of Pathology at the University of California, Davis.  He has a long list of  earned and honorary degrees.

Our Chief Scientist is Dr. Smruti Vidwans, who has driven the development of the molecular disease models and proprietary Therapy Finder applications in cancers such as melanoma, lung cancer and colorectal cancer.  With degrees from MIT and UCSF, Smruti worked for McKinsey and co-founded a number of drug-discovery startups.

Our head of engineering is Dr. Randy Gobbel, a 15-year veteran of Xerox PARC, where he conducted research on human-computer interfaces and artificial intelligence.  His engineering work has ranged over design of networked services and protocols, user interface development and prototyping, and scientific computing in neuroscience and biostatistics.  He worked at Afferent Systems, where he rose to GM.  Randy’s PhD in cognitive science and computational neuroscience is from UCSD.

And joining me to field your questions today is Dr. Gavin Gordon, who heads our business development and alliances.  Gavin taught at Harvard Medical School, was Co-Director of the Thoracic Surgery Oncology Laboratory at Brigham and Women’s Hospital, held an academic appointment in the Dana-Farber/Harvard Cancer Center. At Harvard Medical School, Gavin directed a translational research laboratory in oncology focused on the generation, validation, and rapid commercialization of patented clinical diagnostic and predictive tests for cancer.  Gavin has four degrees, including an MBA from Babson.

CollabRx has a great team indeed.  We also have a clear idea of our objectives -- and how to achieve them.  Thanks for your participation with us today.  Now, I would be pleased to take questions from the audience.

(AFTER Q&A SESSION)

This concludes today’s conference call.  Thank you for joining us today.

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